Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-268787) of Ritchie Bros. Auctioneers Incorporated and to the incorporation by reference therein of our reports dated February 17, 2022, with respect to the consolidated financial statements of Ritchie Bros. Auctioneers Incorporated, and the effectiveness of internal control over financial reporting of Ritchie Bros. Auctioneers Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Vancouver, Canada
February 1, 2023